         AMENDED AND RESTATED VOTING AGREEMENT, dated May 5, 2000, among PEGASUS COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company"); FLEET VENTURE RESOURCES, INC., a Rhode Island corporation, FLEET EQUITY PARTNERS VI, L.P., a Delaware limited partnership, CHISHOLM PARTNERS III, L.P., a Delaware limited partnership, and KENNEDY PLAZA PARTNERS, a Rhode Island general partnership; SPECTRUM EQUITY INVESTORS, L.P. and SPECTRUM EQUITY INVESTORS II, L.P. (each a Delaware limited partnership and together referred to herein as "Spectrum"), ALTA COMMUNICATIONS VI, L.P., a Delaware limited partnership, ALTA SUBORDINATED DEBT PARTNERS III, L.P., a Delaware limited partnership and ALTA-COMM S BY S, LLC, a Massachusetts limited liability company (together referred to herein as "Alta"); and PEGASUS COMMUNICATIONS HOLDINGS, INC., a Delaware corporation, PEGASUS CAPITAL, L.P., a Pennsylvania limited partnership, PEGASUS SCRANTON OFFER CORP, a Delaware corporation, PEGASUS NORTHWEST OFFER CORP, a Delaware corporation, and MARSHALL W. PAGON, an individual.

         The Company, Pegasus DTS Merger Sub, Inc., a Delaware corporation ("DTS Merger Sub"), Digital Television Services, Inc., a Delaware corporation ("DTS"), and certain shareholders of the Company and of DTS are parties to an Agreement and Plan of Merger dated January 8, 1998 (the "DTS Merger Agreement"). At the closing held on April 28, 1998, under the DTS Merger Agreement, (1) DTS Merger Sub was merged with and into DTS, (2) DTS thereby became a wholly-owned subsidiary of the Company, (3) the Fleet Parties (this and certain other terms are defined in Section 1) received shares of Class A Common Stock as the DTS Merger Consideration, and (4) the Company, the Pegasus Parties, the Fleet Parties, and Whitney Equity Partners, L.P., a Delaware limited partnership ("Whitney"), Columbia Capital Corporation, Virginia corporation ("Columbia Capital"), and Columbia DBS, Inc. a Virginia corporation, entered into a Voting Agreement dated April 27, 1998 (the "Original Voting Agreement"). Whitney and Columbia Capital no longer have the right to designate a director of the Company, pursuant to Section 4.1(b)(1) and Section 4.1(a)(1) of the Original Voting Agreement.

         The Company, Pegasus GSS Merger Sub, Inc., a Delaware corporation ("GSS Merger Sub"), Golden Sky Holdings, Inc., a Delaware corporation ("GSS"), and certain shareholders of the Company and GSS (including Spectrum and Alta) are parties to an Agreement and Plan of Merger dated January 10, 2000, as amended January 25, 2000 (the "GSS Merger Agreement").

         At the Closing held today under the GSS Merger Agreement, (1) GSS Merger Sub is being merged with and into GSS, (2) GSS is thereby becoming a wholly-owned subsidiary of the Company, and (3) Spectrum and Alta are receiving shares of Class A Common Stock. It is a condition precedent to the Closing that the parties hereto execute and deliver this Agreement.

         PCH, PCLP, PSOC and PNOC hold all the issued and outstanding shares of Class B Common Stock. Pagon controls PCH, PCLP, PSOC and PNOC.

         NOW, THEREFORE, in consideration of the completion of the transactions contemplated by the DTS Merger Agreement and the GSS Merger Agreement and of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties amend and restate the Original Voting Agreement, effective the date first written above, to read as follows.


                                    SECTION 1

                                   DEFINITIONS

         1.1 Definitions. As used in this Agreement, the following terms have the following terms have the following meanings:

                "Alta": as defined in the recitals.

                "Alta Designee": a person designated by Alta to serve as a director in accordance with this Agreement.

                "Audit Committee": the audit committee of the Board of Directors referred to in Section 3.4.

                "Board of Directors": the board of directors of the Company.

                "Chisholm": Chisholm Partners III, L.P., a Delaware limited partnership.

                "Chisholm Designee": a person designated by Chisholm to serve as a director in accordance with this Agreement.

                "Class A Common Stock": the Company's Class A Common Stock, par value $0.01 per share.

                "Class B Common Stock": the Company's Class B Common Stock, par value $0.01 per share.

                "Committee": the Audit Committee, the Compensation Committee or the Nominating Committee.

                "Compensation Committee": the compensation committee of the Board of Directors referred to in Section 3.4.

                "Covered Shares": (a) the shares of Class A Common Stock received as the DTS Merger Consideration by the shareholders of DTS that are parties to this Agreement; (b) the shares of Class A Common Stock received as the GSS Merger Consideration by Spectrum and Alta; and (c) all shares of voting securities of the Company now or hereafter beneficially owned (within the meaning of the Securities Exchange Act of 1934) by PCH, PCLP, PSOC, PNOC or Pagon.

                "Designation Right Loss Event": With respect to any person, any of the following, as determined by a majority of the Independent Directors (whose determination shall be conclusive):

                (a) such person's designee as a director commits a breach of fiduciary duty to the Company or a material violation of any federal or state securities law in connection with the purchase or sale of any of the Company's securities;

                (b) such person commits a material violation of any federal or state securities law in connection with the purchase or sale of any of the Company's securities;

                (c) in the case of the Fleet Parties, any such person materially breaches its confidentiality agreement with the Company;

                (d) such person shall own, control, manage or be financially interested, directly or indirectly, in any business (other than a less than 5% interest in a publicly held company) that competes with the Company or any of its Subsidiaries in any geographic area in which the Company does business; but this paragraph (d) shall not apply (1) to any investment held on November 5, 1997, by any of the Fleet Parties or their Affiliates or any investment held on January 10, 2000, by any of the GSS Parties or their respective Affiliates, (2) to any investment in a business that comes into competition with the Company or any of its Subsidiaries as a result of the Company's acquisition or establishment of a new business or its expansion into a geographic area in which it did not previously operate if such person shall have held such investment before the Company's management proposes to the Board of Directors such acquisition, establishment or expansion, (3) to any investment in an investment fund or pool that itself makes or holds an investment in a competitive business if such person (A) is regularly engaged in making investment of that kind and (B) does not have the power to, and does not in fact, exercise an influence on the decision of the fund or pool in making the investment in the competitive business, and (4) unless prior to the exercise by a majority of the Independent Directors of the right to terminate the relevant person's right to designate a director, such person is given notice of the potential applicability of this paragraph (d) and fails to cure or modify the relationship to the satisfaction of a majority of the Independent Directors within 30 days after the notice is given; provided, however, that in no event shall this subsection (d) apply to any Person associated with, related to, affiliated with, controlled by, controlling or under common control with, Alta or Spectrum other than Spectrum Equity Investors II, L.P., Spectrum Equity Investors, L.P., Alta Communications VI, L.P., Alta Subordinated Debt Partners III, L.P. and Alta-Comm S by S, LLC;

                (e) such person shall violate Section 2; or

                (f) any director designated by such person shall take or omit to take any action in his capacity as a director or Committee member in a manner materially inconsistent with this Agreement, and the Person who has the right to designate such director has not obtained such director's resignation as a director within 30 days after being requested to do so by the Board of Directors.

                "Director" or "director": a member of the Board of Directors.

                "DTS": as defined in the recitals.

                "DTS Merger Agreement": as defined in the recitals.

                "DTS Merger Consideration": the "Merger Consideration" as defined in the DTS Merger Agreement.

                "Fleet Parties": Chisholm, Fleet Venture Resources, Inc., a Rhode Island corporation, Fleet Equity Partners VI, L.P., a Delaware limited partnership, and Kennedy Plaza Partners, a Rhode Island general partnership.

                "GSS": as defined in the recitals.

                "GSS Designee": a Spectrum Designee or an Alta Designee.

                "GSS Merger Agreement": as defined in the recitals.

                "GSS Merger Consideration": the "Merger Consideration" as defined in the GSS Merger Agreement.

                "GSS Parties": Spectrum and Alta.

                "Independent Director": a natural person who (a) is not Marshall
W. Pagon or an officer, employee or principal of the Company, PCH, PCLP, PSOC, PNOC, any of the Fleet Parties, DTS, Spectrum, Alta, GSS, or any of their subsidiaries or affiliates, or any spouse or sibling, or any ancestor or lineal descendant of any such person, spouse or sibling ("immediate family"), (b) is not a former officer or employee of any such person, (c) does not in addition to such person's role as a director, act on a regular basis, either individually or as a member or representative of an organization, serving as a professional adviser, legal counsel or consultant to any such person, if, in the reasonable discretion of the Nominating Committee, such relationship is material to any such person, and (d) does not represent, and is not a member of the immediate family of, a person who would not satisfy the requirements of the preceding clauses (a), (b) and (c) of this sentence. A person who has been or is a partner, officer or director of an organization that has customary commercial, industrial, banking or underwriting relationships with any of the persons named in clause (a) of the preceding sentence that are carried on in the ordinary course of business and on an arms-length basis and who otherwise satisfies the requirements set forth in clauses (a), (b), (c) and (d) of the first sentence of this definition, may qualify as a Independent Director unless, in the reasonable discretion of the Nominating Committee, such person is not independent or may not be independent with respect to the management of the business and affairs of the Company. A person shall not be disqualified as an Independent Director under clause (b), (c) or (d) above solely because of such person's (or a member of such person's immediate family's) having served in any capacity with a business (other than DTS or GSS) acquired by the Company, or solely because such person is a representative or designee of any such business (whether or not the Company shall enter into a consulting agreement with such person in connection with such acquisition).

                "Pagon": Marshall W. Pagon, an individual.

                "Pagon Designee": a person designated by Pagon (or, in the event of his death or incapacity, by PCLP or another person appointed by Pagon for this purpose) to serve as a director in accordance with this Agreement.

                "PCH": Pegasus Communications Holdings, Inc., a Delaware corporation.

                "PCLP": Pegasus Capital, L.P., a Pennsylvania limited partnership.

                "PNOC": Pegasus Northwest Offer Corp, a Delaware corporation.

                "PSOC": Pegasus Scranton Offer Corp, a Delaware corporation.

                "Permitted Transferee": as defined in the Company's certificate of incorporation on the date hereof.

                "Person" or "person": an individual, a partnership (general or limited), corporation, limited liability company, joint venture, business trust, cooperative, association or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision or other instrumentality thereof, or any other entity.

                "Spectrum": as defined in the recitals.

                "Spectrum Designee": a person designated by Spectrum to serve as a director in accordance with this Agreement.

                                    SECTION 2

                                     VOTING

         Section 2.1 Each party warrants to the others that, as of the date of this Agreement, it has voting control over the number of Covered Shares set forth opposite its name on Exhibit A. Each party shall vote all Covered Shares held by it, or over which it has the power to direct the voting, as specified in this Agreement and shall take any and all other action necessary or appropriate to implement the provisions of this Agreement, including without limitation proposing and voting on amendments to the Company's certificate of incorporation and by-laws as may be necessary to fully implement the provisions hereof. No party shall permit any Covered Shares held by it, or over which it has the power to direct the voting, to be voted in any manner inconsistent with this Agreement. "Voting" includes the execution of written consents.


                                    SECTION 3

                        COMPOSITION OF BOARD OF DIRECTORS
                                 AND COMMITTEES

         Section 3.1 Board of Directors. Except as otherwise provided in Section 3.3, the Board of Directors shall consist of eleven members, of whom:

                 (a) four will be Pagon Designees;

                 (b) one will be a Chisholm Designee until Chisholm ceases to have the right to designate a director under Section 4.1(b);

                 (c) one will be a Spectrum Designee until Spectrum ceases to have the right to designate a director under Section 4.1(c);

                 (d) one will be an Alta Designee until Alta ceases to have the right to designate a director under Section 4.1(d); and

                 (e) all directors other than the Pagon Designees, the Chisholm Designee, the Alta Designee and the Spectrum Designee will be Independent Directors, who shall be the persons identified in Section 3.5(e) (so long as they continue to satisfy the definition of "Independent Director") or their successors (who satisfy the definition of "Independent Director") nominated by the Nominating Committee.

         Section 2.1 shall apply to the election of directors specified in this
Section 3.1.

         Section 3.2 Vacancies Caused by Resignation, etc. of Designated Directors. Any vacancy in the Board of Directors or a Committee caused by the resignation, removal, incapacity or death of a Pagon Designee, a Chisholm

Designee or a GSS Designee shall be filled by a person designated by the party that had the right to designate the resigned, removed, incapacitated or dead director or Committee member, except as provided in Section 3.3. Section 2.1 shall apply to the election of directors and Committee members specified in this
Section 3.2.

         Section 3.3 Other Vacancies.

                 (a) If Chisholm, Spectrum or Alta ceases to have the right to designate a director pursuant to Section 4.1, such party shall promptly cause the director designated by it to resign if so requested by Pagon (or, in the event of his death or incapacity, by PCLP or another person appointed for Pagon for this purpose), except that in case of the loss pursuant to Section 4.1(a)(1) or of the right of Chisholm to designate a director, as the case may be, which also results in the termination of this Agreement pursuant to Section 4.3, such party shall cause the director designated by it to resign not later than the date on which this Agreement terminates.

                 (b) Failing any resignation required by subsection (a), the affected director or directors may be removed in the manner provided by law.

                 (c) If a vacancy occurs in the Board of Directors by reason of any required resignation or permitted removal described in subsection (a) or
(b), the Board of Directors (as constituted after giving effect to such vacancy) shall either (1) reduce the number of directors to eliminate the vacancy or (2) instruct the Nominating Committee to nominate an Independent Director to fill the vacancy.

                 (d) The size of the Board of Directors may be increased as provided by law. Each director elected to fill any position created by an increase in the size of the Board of Directors shall be an Independent Director.

                 (e) No party to this Agreement will take any action to fill a vacancy created under this Section 3.3 by a person who is not an Independent Director. Otherwise, Section 2.1 shall not apply to the election of directors to fill vacancies created under this Section 3.3.

         Section 3.4 Committees. The existence of the Audit Committee, the Nominating Committee and the Compensation Committee shall continue. Subject to any requirement of law or regulation or of any securities exchange or interdealer quotation system on or in which securities of the Company are listed or traded, each Committee shall consist of three directors who shall be (1) a director designated by Pagon, (2) a director designated by a majority of the Chisholm Designees and GSS Designees then serving as directors; and (3) one of the Independent Directors specified in Section 3.1(e) designated by the Board of Directors in the manner provided by law. The Audit Committee and the Compensation Committee shall have the powers and functions of the present audit committee and compensation committee of the Board of Directors, subject to any requirement of law or regulation or of any securities exchange or interdealer quotation system on or in which securities of the Company are listed or traded. The Nominating Committee shall nominate all persons (other than the Pagon Designees, the Chisholm Designee and the GSS Designees) to serve as directors, which nominee shall be subject to election by the shareholders of the Company or subject to appointment by the Board of Directors to fill vacancies. The Company shall not establish a committee with the authority to act on all or substantially all matters on which the Board of Directors may act (commonly known as an "executive committee") without the consent of a majority of the Chisholm Designee and the GSS Designees as a single group.

         Section 3.5 Initial Designations. The parties make the following designations pursuant to this Section 3:

                 (a) The Pagon Designees are Pagon, Robert N. Verdecchio, Ted S. Lodge and Harry F. Hopper, III.

                 (b) The Chisholm Designee is Riordon B. Smith.

                 (c) The Spectrum Designee is William P. Collatos.

                 (d) The Alta Designee is Robert F. Benbow.

                 (e) The Independent Directors specified in Section 3.1(f) are James J. McEntee, III, Mary C. Metzer, William P. Phoenix and Donald W. Weber, each of whom is currently a director of the Company.

Immediately following the execution of this Agreement, the Board of Directors shall take such action as shall be required to create vacancies on the Board of Directors and to elect persons to the Board of Directors as specified in this
Section 3.5. The parties will make their designations to the Committees at a later date.

         Section 3.6 Subsequent Designations. Except as provided in Section 3.5, each party to this Agreement that is entitled to designate one or more directors or Committee members shall do so by written notice to each of the other parties to this Agreement and to the Secretary of the Company, signed by the Person making such designation.

         Section 3.7 Removal. Any director may be removed by the shareholders of the Company in the manner provided by law, except that no Chisholm Designee or GSS Designee may be removed without the written consent of the party that designated him unless such party shall have ceased to have the right to designate a director pursuant to Section 4.1. Section 2.1 shall apply to this
Section 3.7.

         Section 3.8 Chairman, President and Chief Executive Officer. For so long as this Agreement is in effect, Pagon will be elected by the Board of Directors as Chairman, President and Chief Executive Officer of the Company, except in case of incapacity.

         Section 3.9 Separate Voting Rights of Other Classes of Stock. If the holders of any class of the Company's preferred stock shall become entitled to elect directors in accordance with the terms of such preferred stock, this Agreement shall not apply to any additional directorships to which their rights apply.

         Section 3.10 Failure or Delay in Making Designations. No failure or delay by any party in making any designation of a director or Committee member shall constitute a waiver of such party's right to make designations in the future.


                                    SECTION 4

                                   TERMINATION

         Section 4.1 Termination of Designation Rights.

                 (a) Chisholm shall cease to have the right to designate a director if at any time (1) the Fleet Parties collectively own less than half the Covered Shares received by them pursuant to the DTS Merger Agreement, or (2) a Designation Right Loss Event occurs with respect to any Fleet Party.

                 (b) Spectrum shall cease to have the right to designate a director if at any time (1) Spectrum owns less than half the Covered Shares received by Spectrum pursuant to the GSS Merger Agreement, or (2) a Designation Right Loss Event occurs with respect to Spectrum.

                 (c) Alta shall cease to have the right to designate a director if at any time (1) Alta owns less than half the Covered Shares received by Alta pursuant to the GSS Merger Agreement, or (2) a Designation Right Loss Event occurs with respect to Alta.

                 (d) For purposes of this Section 4.1, a party no longer owns shares of Class A Common Stock distributed to its equity holders unless the distributee is also a party to this Agreement on the date hereof. Continuing ownership of Covered Shares shall be determined by the specific identification method.

                 (e) At the Company's request from time to time, Chisholm, Spectrum and Alta shall certify (and Chisholm shall cause the Fleet Parties to certify) to the Company in writing, the number of shares of Class A Common Stock received as part of the DTS Merger Consideration or the GSS Merger Consideration, as the case may be, that each such person continues to own. If requested by the Company, each such person will provide the Company with evidence reasonably substantiating such person's continuing ownership of such shares. If any such person fails to deliver such certification or evidence to the Company within ten days after the Company delivers its written request therefor to Chisholm, Spectrum or Alta, such person shall be deemed for all purposes of this Agreement not to own any such shares of Class A Common Stock.

         Section 4.2 Termination of Voting Obligations.

                 (a) The obligations of any party under Section 2.1 shall terminate with respect to any Covered Share upon the sale or other transfer of such Covered Share to any person who is not a party to this Agreement and is not required by subsection (b) to become a party to this Agreement.

                 (b) PCH, PCLP, PSOC or PNOC shall not sell or otherwise transfer any Covered Shares to a Permitted Transferee unless the Permitted Transferee agrees in writing to be bound by, and to become a party to, this Agreement (including the requirements of this subsection) to the same extent as its transferor, as it relates to the Covered Shares so transferred.

                 (c) The obligations of Spectrum and Alta under Section 2.1 shall terminate upon the resignation of the Spectrum Designee or the Alta Designee, as the case may be, from the Board of Directors, provided that the vacancy caused thereby is not filled by Spectrum or Alta, as the case may be, pursuant to Section 3.2 within five days of such resignation.

         Section 4.3 Termination of Agreement. This Agreement shall terminate as to each of Chisholm, Spectrum and Alta as of the date that such party ceases to have the right to designate a Director pursuant to Section 4.1. This Agreement shall terminate in its entirety on the later of (1) the date of the meeting of the Company's shareholders at which directors are scheduled to be elected next following the date on which Chisholm shall cease to have the right to designate a director pursuant to Section 4.1, or (2) the last date on which either Spectrum or Alta has the right to designate a director pursuant to Section 4.1. Neither Section 2 nor the requirements of this Agreement relating to actions by the Nominating Committee shall apply to the election of directors to occur at such meeting.


                                    SECTION 5

                                  MISCELLANEOUS

         Section 5.1 Notices. Except as otherwise provided below, whenever it is provided in this Agreement that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties hereto, or whenever any of the parties hereto, wishes to provide to or serve upon the other party any other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in person or sent by telecopy, as specified in the DTS Merger Agreement or the GSS Merger Agreement, as the case may be.

         Section 5.2 Entire Agreement. This Agreement represents the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior oral and written agreements, arrangements and understandings among the parties hereto with respect to such subject matter; and this Agreement can be amended, supplemented or changed, and any provision hereof can be waived or a departure from any provision hereof can be consented to, only by a written instrument making specific reference to this Agreement signed by all parties to this Agreement other than (a) the Fleet Parties if Chisholm shall no longer have the right to designate a director pursuant to Section 4.1, (b) Spectrum if Spectrum shall no longer have the right to designate any director pursuant to Section 4.1, or (c) Alta if Alta shall no longer have the right to designate any director pursuant to Section 4.1.

         Section 5.3 Paragraph Headings. The paragraph headings contained in this Agreement are for general reference purposes only and shall not affect in any manner the meaning, interpretation or construction of the terms or other provisions of this Agreement.

         Section 5.4 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Delaware applicable to contracts to be made, executed, delivered and performed wholly within such state and, in any case, without regard to the conflicts of law principles of such state.

         Section 5.5 Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

         Section 5.6 No Waiver. The failure of any party at any time or times to require performance of any provision hereof shall not affect the right at a later time to enforce the same. No waiver by any party of any condition, and no breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

         Section 5.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same original instrument. Not all parties need sign the same counterpart. Delivery by facsimile of a signature page to this Agreement shall have the same effect as delivery of an original executed counterpart.

         Section 5.8 Successors and Assigns. Subject to Section 4.1(d), this Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the date first written above.

                                    PEGASUS COMMUNICATIONS CORPORATION

                                    By: /s/ Ted S. Lodge
                                        ----------------------------------------
                                        Ted S. Lodge,
                                        Senior Vice President


                                    PEGASUS CAPITAL, L.P.
                                    By: Pegasus Capital, Ltd., General Partner

                                    By: /s/ Ted S. Lodge
                                        ----------------------------------------
                                        Ted S. Lodge,
                                        Senior Vice President



                                    PEGASUS COMMUNICATIONS HOLDINGS, INC.

                                    By: /s/ Ted S. Lodge
                                        ----------------------------------------
                                        Ted S. Lodge,
                                        Senior Vice President



                                    PEGASUS SCRANTON OFFER CORP.

                                    By: /s/ Ted S. Lodge
                                        ----------------------------------------
                                        Ted S. Lodge,
                                        Senior Vice President


                                    PEGASUS NORTHWEST OFFER CORP.

                                    By: /s/ Ted S. Lodge
                                        ----------------------------------------
                                        Ted S. Lodge,
                                        Senior Vice President

                                        /s/ Marshall W. Pagon
                                        ----------------------------------------
                                        Marshall W. Pagon

                                    FLEET VENTURE RESOURCES, INC.

                                    By: /s/ Riordon B. Smith
                                        ----------------------------------------
                                        Riordon B. Smith
                                        Senior Vice President


                                    FLEET EQUITY PARTNERS VI, L.P.
                                    By: Fleet Growth Resources II, Inc.
                                        Its General Partner

                                    By: /s/ Riordon B. Smith
                                        ----------------------------------------
                                        Riordon B. Smith
                                        Senior Vice President


                                    CHISHOLM PARTNERS III, L.P.
                                    By: Silverado III L.P., its general partner
                                    By: Silverado III Corp., its general partner

                                    By: /s/ Riordon B. Smith
                                        ----------------------------------------
                                        Riordon B. Smith
                                        Senior Vice President


                                    KENNEDY PLAZA PARTNERS

                                    By: /s/ Riordon B. Smith
                                        ----------------------------------------
                                        Riordon B. Smith
                                        Senior Vice President

                                    SPECTRUM EQUITY INVESTORS, L.P.
                                    By: Spectrum Equity Associates, L.P.,
                                        its general partner

                                    By: /s/ William P. Collatos
                                        ----------------------------------------
                                        William P. Collatos
                                        General Partner


                                    SPECTRUM EQUITY INVESTORS II, L.P.
                                    By: Spectrum Equity Associates II, L.P.,
                                        its general partner

                                    By: /s/ William P. Collatos
                                        ----------------------------------------
                                        William P. Collatos
                                        General Partner


                                    ALTA COMMUNICATIONS VI, L.P.
                                    By: Alta Communications VI Management
                                        Partners, L.P., its general partner

                                    By: /s/ Eileen McCarthy
                                        ----------------------------------------
                                        Eileen McCarthy
                                        General Partner

                                    ALTA SUBORDINATED DEBT  PARTNERS III, L.P.
                                    By: Alta Subordinated Debt Management
                                        Partners, L.P., its general partner

                                    By: /s/ Eileen McCarthy
                                        ----------------------------------------
                                        Eileen McCarthy
                                        General Partner


                                    ALTA-COMM S BY S, LLC

                                    By: /s/ Eileen McCarthy
                                        ----------------------------------------
                                        Eileen McCarthy
                                        Member

                                    EXHIBIT A



                                                                 Covered Shares
                                              --------------------------------------------------
Shareholder                                   Class A Common Stock          Class B Common Stock
-----------                                   --------------------          --------------------
Fleet Venture Resources, Inc.                         276,853

Fleet Equity Partners VI, L.P.                        118,593

Chisholm Partners III, L.P.                           100,584

Kennedy Plaza Partners                                  6,745

Spectrum Equity Partners, L.P.                    404,183.808

Spectrum Equity Partners II, L.P.                 806,122.071

Alta Communications VI, L.P.                      939,589.271

Alta Subordinated Debt Partners III, L.P.         564,892.104

Alta-Comm S By S LLC                               21,400.058

Pegasus Capital, L.P.                                                               1,217,348

Pegasus Communications Holdings, Inc.                                               3,123,856

Pegasus Northwest Offer Corp.                                                         122,338

Pegasus Scranton Offer Corp.                                                          118,358

Marshall W. Pagon                                      15,863
